EXHIBIT 11

                   COMPUTATION OF NET LOSS PER COMMON SHARE

A.  Primary: See the Condensed Consolidated Statements of Operations in
    Item 1.

B. Full Dilution: The weighted average number of common shares outstanding was adjusted for the net effects of the exercise of stock options and warrants and the conversion of convertible debt and preferred stock.

                                                       SIX MONTHS ENDED JUNE 30,
                                                          1997              1996

Net loss                                              $(44,262,740)    $   (727,119)
Less accumulated unpaid preferred dividends                235,126        6,144,668
                                                      ------------     ------------
    Net loss to common shareholders                   $(44,497,866)    $ (6,871,787)
                                                      ============     ============

Average common and common equivalent shares:

Average common shares outstanding per primary
    computation                                            721,250          426,378
Assuming conversion of preferred stock                      72,208             --
Assuming conversion of convertible debt                    268,497             --
Assuming exercise of stock options                         117,740           16,698
Assuming exercise of stock warrants                         61,550             --
                                                      ------------     ------------
Average common and anti-dilutive common
    equivalent shares as adjusted                        1,241,245          443,076
                                                      ============     ============

Net loss per common share assuming full dilution      $     (35.85)    $     (15.51)
                                                      ============     ============


This calculation is submitted in accordance with Regulation S-K item 601(b) (11) of the Securities Exchange Act, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.